Exhibit 10.1

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, CA 95054

December 8, 2008

Southeastern Asset Management, Inc.

6410 Poplar Avenue, Suite 900

Memphis, TN 38119

Re: Letter Agreement

Ladies and Gentlemen:

This letter agreement confirms the understanding and agreement between Sun Microsystems, Inc., a Delaware corporation (the “Company”), on the one hand, and Southeastern Asset Management, Inc. (“Southeastern”), on the other hand, as follows:

1. Board Matters. As soon as reasonably practicable, the Company agrees to appoint two persons nominated by Southeastern (the “Board Designees”) to the Board of Directors and agrees to, if necessary, expand its Board of Directors by up to two members to create vacancies for such purpose; provided, however, that no such appointments shall be required unless each such Board Designee shall (i) be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies or guidelines of the Company and the Board of Directors and applicable legal, regulatory and stock market requirements, (ii) meet the independence requirements with respect to the Company of Section 4200(a)(15) of the Rules of The Nasdaq Global Select Market or any successor thereto, and (iii) be acceptable to the Board of Directors (including the Corporate Governance and Nominating Committee of the Board of Directors) in its good faith discretion. The Southeastern Parties will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors or its Corporate Governance and Nominating Committee may reasonably request. Each Board Designee shall be subject to the policies and requirements of the Company and its Board of Directors, including the Corporate Governance Guidelines of the Board of Directors and the Company’s Standards of Business Conduct, in a manner consistent with the application of such policies and requirements to other members of the Board of Directors. The Company shall indemnify the Board Designees and provide the Board Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the members of the Board of Directors pursuant to its organizational documents, applicable law or otherwise.

2. Insider Trading. Southeastern hereby acknowledges that it is aware that the United States securities laws prohibit, among other things, any person who has obtained from the Company or any of its agents material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities. Southeastern hereby agrees to comply with such laws.

3. Public Disclosure. Promptly after execution of this letter agreement, the Company and Southeastern shall issue a joint press release concerning the subject matter of this letter agreement in a form mutually agreeable to the parties. In addition, Southeastern agrees to participate in reasonable joint marketing efforts with the Company relating to the content of the press release. All statements attributable to Southeastern in any public disclosure must be approved by Southeastern prior to use.

4. Entire Agreement. This letter agreement contains the entire agreement between and among the parties concerning the subject matter of this letter agreement and supersedes all prior agreements and understandings with respect to such subject matter.

5. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

6. Assignment. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees. This letter agreement may not be assigned by the Company without the consent or other approval of Southeastern. This letter agreement may not be assigned by Southeastern without the prior written consent of the Company.

7. Amendment. Except as expressly provided herein, neither this letter agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

8. Termination. This letter agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, in the event of the sale of substantially all of the Company’s assets or a change of control of the Company, which shall be deemed to include, among other things, (i) any transaction or series of related transactions pursuant to which the stockholders of the Company prior to such transaction or series of transactions hold less than a majority of the voting power of the Company or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of the Company, and (ii) any transaction or series of related transactions pursuant to which the members of the Board prior to such transaction or series of transactions constitute less than a majority of the members of the Board or the board of directors of any successor in interest thereto.

9. Notices. All notices and other communications pursuant to this letter agreement shall be in writing and shall be delivered personally, sent by facsimile (with receipt confirmed), sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:

Sun Microsystems, Inc.

10 Network Circle

Mailstop MPK 10-141

Menlo Park, CA 94025

Attention: Michael A. Dillon

                  Executive Vice President, General Counsel

                  and Corporate Secretary

Telephone: (650) 786-3690

Facsimile: (650) 786-2368

If to Southeastern:

Southeastern Asset Management, Inc.

6410 Poplar Avenue, Suite 900

Memphis, TN 38119

Attention: Andrew R. McCarroll

                  Vice President & General Counsel

Telephone: (901) 761-2474

Facsimile: (901) 260-0885

Each such notice or other communication shall for all purposes of this letter agreement be treated as effective or having been given: (i) if delivered personally, when delivered, (ii) if sent by facsimile, upon confirmation of facsimile transfer, (iii) if sent by nationally-recognized overnight courier, on the first business day after the business day on which the same has been deposited with such overnight courier, or (iv) if sent by registered or certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

10. Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this letter agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Southeastern shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this letter agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

11. Facsimile; Counterparts. This letter agreement may be executed by facsimile and in two or more counterparts, each of which may be executed by fewer than all of the parties hereto, each of which shall be fully enforceable against each of the other parties hereto actually executing such counterparts, and all of which together shall constitute one and the same instrument, enforceable against all of the parties hereto.

12. Severability. In the event that any term or provision of this letter agreement shall become, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said term or provision as close as possible to the intent of the parties hereto.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this letter agreement as of the date first written above.

SUN MICROSYSTEMS, INC.

By:	/s/ Craig Norris

Name:	Craig Norris
Title:	Vice President, Corporate Law, and Assistant Secretary

SOUTHEASTERN ASSET MANAGEMENT, INC.

By:	/s/ Andrew R. McCarroll

Title:	Andrew R. McCarroll
Name:	VP & General Counsel

By:	/s/ Jason E. Dunn

Name:	Jason E. Dunn
Title:	VP

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